Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1331

TreeHouse Foods, Inc. Preannounces Soft Fourth Quarter Volumes

Oak Brook, IL, January 20, 2012 – TreeHouse Foods, Inc. (NYSE: THS) today announced that lower-than-anticipated December sales volumes will result in fourth quarter adjusted earnings to be between $0.84 to $0.87 per fully diluted share, representing a 7% increase compared to $0.80 per fully diluted shares for the 2010 fourth quarter.  The Company’s fourth quarter retail channel volumes decreased 4%, mainly due to an 8% decline in December volumes, well below historical levels.  As a result, the Company’s 2011 full year adjusted earnings are now expected to be between $2.70 and $2.73 per fully diluted share compared to the Company’s previously-issued guidance of $2.90 to $3.00 per fully diluted share.

The Company believes the volume decline was driven by three main factors: 1) Reduction in consumer food purchases, 2) Sales shift away from traditional grocery customers toward alternate channel retailers, 3) Negative effect of warm weather in the Midwest and Northeast on seasonal sales.

The Consumer:  In the last four and 12 week periods of 2011, consumers significantly reduced food purchases within measured channels, as evidenced by industry data indicating branded food volume declines of 5.9% and 5.3%, respectively.  Similarly, private label sales also decreased, but at lesser rates of 3.7% and 1.7%, respectively.

The Customer:  The Company saw a meaningful shift in its sales from traditional grocery customers toward alternate channel retailers such as club stores, limited assortment stores and dollar stores.  In the fourth quarter, sales to traditional retailers declined in the high single digits, while sales to alternate retail channels were up double digits.  As a result, the shift toward sales of opening price point items and smaller pack sizes in the quarter resulted in a negative impact on margins.

Seasonality:  Total volume of the Company’s key cold weather products of soup, non-dairy creamers and hot cereal posted declines in comparison to December 2010.  Independent research shows that across the total spectrum of measured channels, December unit volumes were lower than the prior year in all three categories:  soup fell 8.8%, non-dairy creamers declined 4.7% and hot cereal was down 4.6%.

“Given our solid top line growth earlier in the year, we were surprised by the sudden decrease in December volumes.  Although our sales teams did an outstanding job in 2011 recovering pricing and bringing in new business in line with our expectations, the combination of consumer purchase behavior, retail channel shifts and abnormal seasonality adversely affected our results in the quarter,” said Sam K. Reed, Chairman, President and CEO of TreeHouse Foods.

The Company’s preliminary total fourth quarter revenue grew 5% to approximately $535 million compared to the 2010 fourth quarter revenue of $510 million.  The Company’s pricing actions initiated earlier in the year contributed approximately 4% to fourth quarter sales, while acquisitions added approximately 2%, and volume/mix subtracted 1%.  The Company anticipates fourth quarter gross margin will be approximately 22%, which compares to 24.8% in the year-ago fourth quarter.  Although the Company’s previously-initiated price increases offset higher year over year input costs, gross margins declined as a result of a mix shift towards lower margin products.  The Company noted that although operating expenses will be down from the prior year, it will not be enough to offset the lower gross margins.

“We are disappointed in our finish to the year, especially after engineering a mid-year recovery in our private label revenues and margins.  Our turnaround was derailed by a sudden drop in volume that affected TreeHouse and the whole of the packaged foods industry, as consumer purchases of shelf stable dry groceries for the fourth quarter showed their sharpest decline in six years,” Mr. Reed continued.  “Having struggled throughout 2011, we believe that we will overcome this setback and resume steady growth in the year ahead.  To this end, we are off to a promising start at mid-month with retail grocery private label shipments and orders up approaching double digits over January of last year.”

“All of us at TreeHouse remain firmly committed to generating long-term shareholder value,” Mr. Reed said.  “The marketplace continues to validate our strategy of organic growth and accretive acquisitions in private label foods, where customer brands offer consumers unequaled value, quality and convenience.  Our strong balance sheet and cash flow allow us to pursue strategic expansion of our portfolio through acquisitions.  Our business model of growth categories, product innovation and operational synergies provides us with a sustainable strategic advantage.”

“Our most immediate tasks are to assess current industry trends, establish a new base for the year ahead, and to communicate those plans and our outlook to investors on our year-end earnings call three weeks hence, on February 10th,” Mr. Reed concluded.

The Company will host a live audio webcast of its fourth quarter earnings results conference call on Friday, February 10, 2012 at 9:00 a.m. ET. Management will discuss the results for the fourth quarter, the full year and provide its outlook for 2012.  An earnings release will be issued before the market opens on the same date.  The Webcast will last approximately one hour and will be accessible by visiting http://www.treehousefoods.com and by clicking on "Investor Relations", "Investor Overview."

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; powdered drink mixes; instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "should," "could," "expects," "seek to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse's Form 10-K for the year ended December 31, 2010 and subsequent reports on Form 10-Q discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.